AMERICAN SKIING COMPANY ANNOUNCES TENDER
                     OFFER AND CONSENT SOLICITATION FOR ITS
                          12% SENIOR SUBORDINATED NOTES

PARK CITY, UTAH - October 12, 2004 - American Skiing Company (OTC: AESK) announced today that it has commenced a tender offer and consent solicitation for any and all of its $120 million principal amount of 12% Senior Subordinated Notes due in 2006 ("Notes"). The total consideration (including the consent payment described below) in connection with the offer is $1,015.63 per $1,000 principal amount plus accrued but unpaid interest for the Notes. The terms and conditions of the tender offer are set forth in an Offer to Purchase and Consent Solicitation Statement dated October 12, 2004.

In conjunction with the tender offer, American Skiing Company is soliciting the consent of holders of Notes to eliminate substantially all of the restrictive covenants and certain events of default under the indenture for the Notes.

The consent payment of $20.00 per $1,000 principal amount of the Senior Subordinated Notes will be paid only for the Notes tendered prior to the Consent Date, which will be 5:00 p.m., New York City time, on October 22, 2004, unless extended. Holders who tender their Notes into the tender offer after the Consent Date will receive the consideration described above less the consent payment amount. Notes may not be tendered without delivering consents to the amendments to the indenture for the Notes as described above.

The tender offer commenced today will expire at 12:00 AM, midnight, New York City time, on November 8, 2004, unless extended. Closing of the tender offer is subject to: (i) the consummation of any necessary debt financing to fund the total consideration for the Notes tendered and to refinance the existing credit facility of American Skiing Company; (ii) the receipt of the requisite consents from the holders of the Notes; and (iii) certain other customary conditions.

If the conditions set forth above are met and American Skiing Company accepts the tendered Notes, holders who tender Notes prior to the Consent Date will receive payment for their Notes on or promptly after the date on which American Skiing Company closes its new credit facility, and all other tendering holders will receive payment on or promptly after the Expiration Date.

A person owning $61,695,000 aggregate principal amount of Notes has agreed to tender its Notes and consent to the indenture amendments prior to the Consent Date.

The Information Agent is Georgeson Shareholder Communications, Inc. Copies of documents may be obtained from Georgeson Shareholder Communications, Inc. at
(212) 440-9800 or toll-free at (888) 264-6999.

This news release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The offer is being made only by reference to the Offer to Purchase and Consent Solicitation Statement and related applicable Consent and Letter of Transmittal dated October 12, 2004.

About American Skiing Company

Headquartered in Park City, Utah, American Skiing Company (OTC: AESK) is one of the largest operators of alpine ski, snowboard and golf resorts in the United States. Its resorts include Killington and Mount Snow in Vermont; Sunday River and Sugarloaf/USA in Maine; Attitash Bear Peak in New Hampshire; Steamboat in Colorado; and The Canyons in Utah. More information is available on American Skiing Company's Web site, www.peaks.com.

This press release contains both historical and forward-looking statements. All statements other than statements of historical facts are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements are not based on historical facts, but rather reflect American Skiing Company's current expectations concerning future results and events. Similarly, statements that describe American Skiing Company's objectives, plans or goals are or may be forward-looking statements. American Skiing Company has tried wherever possible to identify such statements by using words such as "anticipate," "assume," "believe," "expect," "intend," "plan," and words and terms similar in substance in connection with any discussion of operating or financial performance. Such forward-looking statements involve a number of risks and uncertainties. In addition to factors discussed above, other factors that could cause actual results, performances or achievements to differ materially from those projected include, but are not limited to, the following:
American Skiing Company's ability to complete the financing necessary to complete the tender offer, changes in regional and national business and economic conditions affecting both our resort operating and real estate segments; competition and pricing pressures; negative impact on demand for our products resulting from terrorism and availability of air travel (including the effect of airline bankruptcies); any redemption of or legal requirement to redeem our Series A Preferred Stock; failure to maintain improvements to resort operating performance at the covenant levels required by our resort senior credit facility; the possibility of domestic terrorist activities and their respective effects on the ski, golf, resort, leisure and travel industries; failure of on-mountain improvements and other capital expenditures to generate incremental revenue; adverse weather conditions regionally and nationally; seasonal business activity; changes to federal, state and local regulations affecting both our resort operating and real estate segments; failure to renew land leases and forest service permits; disruptions in water supply that would impact snowmaking operations; long and short-term changes in weather patterns resulting from global warming; the loss of any of our executive officers or key operating personnel; and other factors listed from time to time in our documents we have filed with the Securities and Exchange Commission. American Skiing Company cautions the reader that this list is not exhaustive. American Skiing Company operates in a changing business environment and new risks arise from time to time. The forward-looking statements included in this press release are made only as of the date of this press release and under Section 27A of the Securities Act and Section 21E of the Exchange Act, American Skiing Company does not have or undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.



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